Exhibit 99.6
CONSENT OF MORGAN STANLEY & CO. INCORPORATED
We hereby consent to the use in the Registration Statement of CenturyLink, Inc. (“CenturyLink”) on Form S-4 and in the Joint Proxy Statement-Prospectus of CenturyLink and Qwest Communications International Inc., which is part of the Registration Statement, of our opinion dated April 21, 2010 appearing as Annex G to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — The Merger and the Merger Agreement — Opinions of Qwest’s Financial Advisors” and “The Issuance of CenturyLink Shares and the Merger — Background of the Merger;” “— Qwest’s Reasons for the Merger; Recommendation of the Merger by the Qwest Board of Directors; and “— Opinions of Qwest’s Financial Advisors.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Christopher Bartlett

New York, New York
June 3, 2010